Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant To Section 13 or 15(d) Of
The Securities Exchange Act of 1934

Date of Report:  July 28, 2011

RICK'S CABARET INTERNATIONAL, INC.
(Exact Name of Registrant As Specified in Its Charter)

Texas	0-26958	76-0037324
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road
Houston, Texas 77066
(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730
(Issuer’s Telephone Number, Including Area Code)

ITEM 8.01	OTHER EVENTS.

As previously reported, on March 22, 2011 our wholly owned subsidiary, RCI Dining Services MN (4th Street), Inc., a Minnesota corporation (“RCI Minnesota”), entered into an Asset Purchase Agreement with Classic Affairs, Inc., a Minnesota corporation (“Classic”), and VCG Holding Corp., a Colorado corporation (“VCGH”).  Classic is a wholly owned subsidiary of VCGH and owned and operated an adult entertainment cabaret known as “Schiek’s Palace Royale,” located at 115 South 4th Street, Minneapolis, Minnesota.  The parties amended the Asset Purchase Agreement on April 14, 2011 and on May 31, 2011, which amendments reduced the purchase price and extended the closing date of the transaction.  The Asset Purchase Agreement, as amended, closed July 28, 2011, whereby RCI Minnesota acquired substantially all of the assets associated or used in connection with the operation of Schiek’s Palace Royale for the purchase price of $2,875,000.

In connection with the Asset Purchase Agreement, on March 22, 2011, our wholly owned subsidiary, RCI Holdings, Inc. (“RCI Holdings”), entered into a Real Estate Purchase Agreement with 4th Street Partnership LLLP, a Minnesota limited liability limited partnership (“4th Street”), which owned the real property where Schiek’s Palace Royale is located.  The parties amended the Real Estate Purchase Agreement on May 31, 2011 and on July 26, 2011.  The Real Estate Purchase Agreement, as amended, closed on July 28, 2011, whereby RCI Holdings acquired the real property where Schiek’s Palace Royale is located for a purchase price of $3,250,000.

At closing of the above transactions, VCGH, Classic, Troy Lowrie (the Chief Executive Officer of VCGH) and Micheal Ocello (the Chief Operating Officer and President of VCGH) each entered into a Non-Competition Agreement pursuant to which each agreed not to compete with RCI Minnesota, Schiek’s Palace Royale or any of their affiliates for a period of five years in the seven county, twin-city metropolitan area of Minneapolis-St. Paul, Minnesota.

The terms and conditions of the Asset Purchase Agreement, as amended, and the Real Estate Purchase Agreement, as amended, were the result of arm’s length negotiations between the parties.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated July 29, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: August 2, 2011	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer